Exhibit 99.1
FOR IMMEDIATE RELEASE
REGENT COMMUNICATIONS APPOINTS JOHN F. DELORENZO TO ITS
BOARD OF DIRECTORS
Cincinnati, OH — April 17, 2008 — Regent Communications, Inc. (Nasdaq: RGCI) today announced the appointment of John F. DeLorenzo to the Company’s Board of Directors effective as of April 13, 2008. Mr. DeLorenzo fills the vacancy created by the resignation of Joseph Patrick Hannan, who voluntarily tendered his resignation from the Board following a change in his principal occupation. It is expected that Mr. DeLorenzo will serve on the Board’s Audit and Compensation Committees.
“I want to thank Mr. Hannan for his assistance on the board and I wish him well with his future endeavors,” commented William Sutter, Chairman of the Board of Regent. “I welcome John, who brings a wealth of experience and expertise to Regent Communications. He will play a key role as we continue to review all strategies to maximize the value of the company to the benefit of our shareholders.”
John F. DeLorenzo brings significant transactional and management experience within the media industry having most recently served as the Chief Financial Officer of Entravision Communications Corporation, a diversified Spanish-language media company, from 2002 through May 9, 2008. Additionally, Mr. DeLorenzo has served as the CFO for Paxson Communications, Act III Communications and Renaissance Communications as well as Assistant Comptroller for Fox Television Stations. He earned a Bachelor of Science degree in Commerce from Rider University and a Masters in Business Administration from Cornell University’s Johnson Graduate School of Management.
Mr. Delorenzo noted, “I feel honored that Regent Communications has appointed me to serve on its Board of Directors, and I look forward to working closely with Regent CEO Bill Stakelin and the Board going forward.”
About Regent Communications
Regent Communications, Inc. is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. The Company’s shares are traded on the Nasdaq Stock Market under the symbol “RGCI.”

Contact:
Tony Vasconcellos	Joe LoBello
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030